Exhibit 23.4

KPMG LLP Suite 1700 100 North Tampa Street Tampa, FL 33602-5145

Consent of Independent Auditors

We consent to the inclusion in the registration statement (No. 333-XXXXX) on Form S-4 of Air Industries Group of our audit report dated April 15, 2026, with respect to the consolidated financial statements of Tenax Aerospace Acquisition, LLC, and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Tampa, Florida
July 22, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG

International Limited, a private English company limited by guarantee.